Exhibit 10.1

FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 31st day of July, 2018, by and between SILICON VALLEY BANK, a California corporation with a loan production office located at 380 Interlocken Crescent, Suite 600, Broomfield, Colorado 80021 (“Bank”) and GEMPHIRE THERAPEUTICS INC., a Delaware corporation with offices located at 17199 N. Laurel Park Drive, Suite 401, Livonia, Michigan 48152 (“Borrower”).

RECITALS

A.        Bank and Borrower have entered into that certain Loan and Security Agreement dated as of July 24, 2017 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B.         Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.        Borrower has requested that Bank amend the Loan Agreement to (i) extend the Tranche C Draw Period; (ii) extend the amortization and interest only period on the Term Loan;  and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.        Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.         Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.         Amendments to Loan Agreement.

2.1       Section 2.1.1(e)  (Term Loan Cash Security Event).  Section 2.1.1(e)(ii) is amended in its entirety and replaced with the following:

“           (ii)       From and after the First Amendment Effective Date, in the event either (x) at any time prior to a Pre-Clinical Event the balance of Borrower’s unrestricted cash at Bank is less than Eighteen Million Dollars ($18,000,000.00), OR (y) a Pre-Clinical Event does not occur on or prior to September 30, 2019, Borrower shall have the option, to either (i) promptly, and in any event on or prior to September 30, 2019, provide cash security and maintain a cash balance at all time in a restricted account at Bank, in an amount equal to not less than one hundred percent (100%) of the outstanding Obligations of Borrower owed to Bank; or (ii) prepay all, but not less than all, of the Term Loan, provided Borrower (X) delivers written notice to Bank of its election to prepay the Term Loan at least three (3) days prior to such prepayment, and (Y) pays, on the date of such prepayment (I) the outstanding principal plus accrued and unpaid interest with respect to the Term Loan, (II) the Final Payment Fee, (III) the Success Fee, if applicable, and (IV) all other sums, if any, that shall have become due and payable with respect to the Term Loan, including interest at the Default Rate with respect to any past due amounts.  For the avoidance of doubt, no Prepayment Fee shall be payable by Borrower as a result of a prepayment of the Term Loan under this Section 2.1.1(e)(ii).  The providing of cash security or repayment in full of the Term Loan under Section 2.1.1(e) (i) and/or (ii) being a “Term Loan Cash Security Event”.  For the avoidance of doubt, in no event shall Borrower be required to simultaneously maintain the balance referred to in clause (ii)(x) above plus maintain a cash balance in a restricted account at Bank in an amount equal to not less than one hundred percent (100%) of the outstanding Obligations of Borrower owed to Bank.”

2.2       Section 2.3 (Fees).  Subsection (b) of Section 2.3 is amended in its entirety and replaced with the following:

“           (b)       Prepayment Fee.  Upon termination of this Agreement for any reason prior to the Term Loan Maturity Date, in addition to the payment of any other amounts then-owing, a prepayment fee (the “Prepayment Fee”) in an amount equal to (i) two percent (2.00%) of the funded amount of the Term Loan if such prepayment occurs prior to the first anniversary of the First Amendment Effective Date, or (ii) one percent (1.00%) of the funded amount of the Term Loan if such termination occurs on or at any time after the first anniversary of the First Amendment Effective Date; provided that no Prepayment Fee shall be charged if (i) the credit facility hereunder is replaced with a new facility from Bank; or (ii) the credit facility is repaid in full in connection with the occurrence of the Term Loan Cash Security Event;”

2.3       Section 3.2 (Conditions Precedent to all Credit Extensions).  (i) subsection (a) of Section 3.2 is hereby amended by deleting the word “and” appearing at the end thereof: (ii) subsection (b) of Section 3.2 is hereby amended by deleting the “.” appearing at the end thereof and inserting “; and” in lieu thereof; and (iii) the following new subsection (c) is hereby inserted immediately following Section 3.2(b):

“           (c)       Bank determines to its satisfaction that there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, nor any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.”

2.4       Section 6.2 (Financial Statements, Reports, Certificates).  (i) subsection

(h)  of Section 6.2 is hereby amended by deleting the word “and” appearing at the end thereof: (ii) subsection (i) of Section 6.2 is hereby amended by deleting the “.” appearing at the end thereof and inserting “; and” in lieu thereof; and (iii) the following new subsection (j) is hereby inserted immediately following Section 6.2(i):

“           (j)        prompt written notice of any changes to the beneficial ownership information set forth in items 2(d) through and including 2(g) of the Perfection Certificate.  Borrower understands and acknowledges that Bank relies on true, accurate and up-to-date beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers.”

2.5       Section 6.6 (Operating Accounts).  Section 6.6 is amended in its entirety and replaced with the following:

“           6.6       Operating Accounts.

(a)        Maintain all of its and all of its Subsidiaries’ operating and other deposit accounts and securities accounts with Bank and Bank’s Affiliates; provided,  that Borrower shall be permitted to maintain its existing accounts with financial institutions other than Bank and Bank’s Affiliates, (the “Existing Accounts”), so long as (X) such Existing Accounts are subject to Control Agreements in favor of Bank and in form and substance reasonably acceptable to Bank, subject to Section 6.12(c); (Y) the maximum aggregate daily balance in such Existing Accounts does not at any time exceed the lesser of (i) Five Million Dollars ($5,000,000.00); and (ii) twenty percent (20%) of Borrower total cash; and (Z) on or before September 30, 2018, such Existing Accounts are closed, with the proceeds of such Existing Accounts transferred to an account of Borrower maintained at Bank;  provided,  further, that Borrower shall be permitted to maintain, and the foregoing requirement shall not apply to, (i) the Excluded Accounts (as hereinafter defined); (ii) one or more petty cash accounts (the “Petty Cash Accounts”), so long as the maximum aggregate daily balance in all such Petty Cash Accounts does not at any time exceed Fifty Thousand Dollars ($50,000.00); and (iii) one cash deposit account maintained at PJC (the “PJC Account”), so long as the cash in such PJC Account is promptly, and in any event within two (2) Business Days, transferred to an account of Borrower maintained at Bank.

(b)        Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates.  Subject to Section 6.12(c), for each Collateral Account that Borrower at any time maintains (including, without limitation, the Existing Accounts), Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank.  The provisions of the previous sentence shall not apply to (i) the Petty Cash Accounts; (ii) the PJC Account; (iii) deposit accounts exclusively used for Borrower’s credit cards; and (iv) deposit accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such (such accounts being the “Excluded Accounts”).”

2.6       Section 12.1  (Successor and Assigns).  Section 12.1 is amended in its entirety and replaced with the following:

“           12.1     Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.  Notwithstanding the foregoing, so long as an Event of Default has not occurred and is continuing, Bank shall not assign any interest in the Loan Documents to any Person which is a direct competitor of Borrower (other than the Warrant, as to which assignment, transfer and other such actions are governed by the terms thereof).”

2.7       Section 13  (Definitions).  The following defined terms and their respective definitions in Section 13.1 are amended in their entirety and replaced with the following:

“           “Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Perfection Certificate, the Warrant, any subordination agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement by Borrower with or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.”

“           “Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents (other than the Warrant), or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents (other than the Warrant).”

“           “Term Loan Amortization Date” is November 1, 2018; provided,  that if the Term Loan I/O Extension Event has occurred, the “Term Loan Amortization Date” will be February 1, 2019.”

“           “Term Loan Amortization Schedule” is twenty-seven (27) equal monthly payments of principal, based on a twenty-seven (27) month amortization schedule; provided, that if the Term Loan I/O Extension Event has occurred, the “Term Loan Amortization Schedule” shall be twenty-four (24) equal monthly payments of principal, based on a twenty-four (24) month amortization schedule.”

“           “Term Loan I/O Extension Event” means the occurrence of both a Positive Clinical Trial Event and a Pre-Clinical Event.”

“           “Tranche C Availability Amount” is Five Million Dollars ($5,000,000.00).”

“           “Tranche C Availability Event” means the occurrence of each of (i) a Positive Clinical Trial Event; (ii) a Pre-Clinical Event; and (iii) a Positive Phase 2 NASH Event.”

“Tranche C Draw Period” is the period commencing on the occurrence of the Tranche C Availability Event through the earlier to occur of (i) an Event of Default that has occurred and is continuing; or (ii) November 30, 2018.”

2.8       Section 13  (Definitions).  The following new defined terms are hereby inserted alphabetically in Section 13.1:

“           “First Amendment Effective Date”  is July 31, 2018.”

“           “PJC Account” is defined in Section 6.6(a).”

“           “Positive Phase 2 NASH Event” means public disclosure by Borrower of evidence satisfactory to Bank, in its sole but reasonable discretion, that Borrower has received positive Phase 2 interim data on either the adult familial partial lipodystrophy proof-of-concept clinical trial or the pediatric NAFLD proof-of-concept clinical trial.”

“           “Warrant”  is that certain Warrant to Purchase Stock dated as of the First Amendment Effective Date between Borrower and Bank, as amended, modified, supplemented and/or restated from time to time.”

2.9       Section 13 (Definitions).  Clause (j) of the definition of “Permitted Liens” appearing in Section 13.1 is amended in its entirety and replaced with the following:

“           (j)        Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions; provided that to the extent required pursuant to Section 6.6(b), Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts.”

3.         Limitation of Amendments.

3.1       The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2       This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.         Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1       Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2       Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3       The organizational documents of Borrower previously delivered to Bank remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect, or will otherwise be re-submitted to Bank in connection with the execution of this Amendment;

4.4       The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5       The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any material law or regulation binding on or affecting Borrower, (b) any material contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6       The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7       This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.         Perfection Certificate.  Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated on or about July 31, 2018, as amended as set forth on Schedule 1  attached hereto (the “Perfection Certificate”) and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in the Perfection Certificate, as amended, have not changed, as of the date hereof.  Borrower hereby agrees that all references to the “Perfection Certificate” in any Loan Document shall be deemed to be a reference to the Perfection Certificate as defined herein.

6.         Integration.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

7.         Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8.         Effectiveness.  This Amendment shall be deemed effective upon due execution and/or delivery of the following, as applicable:

8.1       This Amendment, the Warrant and each other Loan Document, by each applicable party hereto;

8.2       Borrower’s payment of Bank’s reasonable out-of-pocket legal fees and expenses incurred in connection with this Amendment and the other Loan Documents;

8.3       Certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the First Amendment Effective Date, will be, terminated or released;

8.4       The Operating Documents (to the extent amended, amended and restated, modified or otherwise supplemented since last delivered to Bank) and long-form good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the date hereof, but in each case only to the extent required by Bank;

8.5       An officer’s certificate of Borrower with respect to Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Amendment and the other Loan Documents to which it is a party;

8.6       A completed Schedule 2 hereto, updating the Perfection Certificate, as necessary;

8.7       Evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.5 of the Loan Agreement are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and

8.8       Such other documents as Bank shall reasonably request.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Gemphire Therapeutics Inc.

By:	/s/ Tom Hertzberg	By:	/s/ Jeff Mathiesen
Name:	Tom Hertzberg	Name:	Jeff Mathiesen
Title:	Director	Title:	Chief Financial Officer